ANNEX A

Alussa Energy Sponsor LLC

The Sponsor is a Delaware limited liability company with its registered office at 251 Little Falls Drive, Wilmington, Delaware 19808.

During the past five years, the Sponsor has not been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceedings (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the Sponsor from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

The directors and executive officers of the Sponsor and their respective positions, principal occupation and business addresses are identified below:

Name and Present Position with the Sponsor	Citizenship	Principal Occupation / Business Address(es)
William Richard Anderson Managing Member	United States of America

Chief Executive Officer and Director, Coastline Exploration Limited, 3401 Allen Parkway, Houston, Texas 77019

Chairman and Director, Alussa Energy Acquisition Corp. II, 1001 S Capital of Texas Hwy Building L, Suite 250, Austin, Texas 78746

Managing Member, Alussa Energy Sponsor LLC, 251 Little Falls Drive, Wilmington, Delaware 19808

Director, T1 Energy Inc., 1211 E 4th St., Austin, Texas 78702